Exhibit 16.1

September 14, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Myriad Genetics, Inc. and subsidiaries (Myriad Genetics) and, under the date of September 6, 2006, we reported on the consolidated financial statements of Myriad Genetics as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006.

On September 8, 2006, we were informed by the audit committee that our appointment as principal accountants was terminated. We have read Myriad Genetics’ statements included under Item 4.01 of its Form 8-K dated September 8, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with any of the statements by Myriad Genetics in the second, fifth, and sixth paragraphs of Item 4.01.

Very truly yours,

KPMG LLP